185 Berry Street
Suite 400
San Francisco, CA 94107

April 26, 2023

Kristin Sverchek

Dear Kristin:
The board of directors (the “Board”) and I believe strongly that it is in the best interests of Lyft, Inc. (the “Company”) and its stockholders to retain you as a key officer of the Company and broaden your responsibilities. You have an excellent record of achievement in your time at the Company, including significant leadership in executing our strategies and motivating team members to do great work.
In recognition of your importance to the Company, effective July 1, 2023, your new title will be President. In this role you’ll be a critical leader in driving Lyft’s growth and profitability over the coming years as we build an even more rider- and driver-focused business.
The Board and I also are pleased to inform you that the Compensation Committee of the Board (the “Committee”) has approved valuable retention benefits to motivate you to remain with the Company and continue performing at a very high level. These benefits include a cash retention bonus (the “Retention Bonus”), a new grant of restricted stock units (“Retention RSUs”) and a new grant of performance-based restricted stock units (“Retention PSUs” and, together with the Retention RSUs, the “Equity Grants”), and enhanced severance benefits in case you have a qualifying termination of employment (the “Enhanced Severance”). This letter describes the details and conditions of the Retention Bonus, Equity Grants and Enhanced Severance.
Retention Bonus
You may earn a Retention Bonus of 100% of your base salary as in effect on December 31, 2023. The Retention Bonus, if earned, will be payable no later than January 30, 2024. In order to earn the Retention Bonus, you must achieve performance goals approved by the Committee and remain employed with the Company through the payment date. The applicable performance goals will be communicated to you following approval by the Committee, but currently are expected to relate to cost containment, revenue in certain business units and development of human resource assets.
Equity Grants
The Equity Grants will be approved by the Committee and made to you in April 2023. The Equity Grants will be awarded under the Company’s 2019 Equity Incentive Plan (the “Equity Plan”) and have an initial aggregate value of $5 million. 70% of the Equity Grants (by value) will be in the form of Retention RSUs and 30% of the Equity Grants will be in the form of Retention PSUs. The Retention RSUs will vest based on your continued employment with the Company in accordance with the Company’s standard quarterly vesting schedule. The Retention PSUs will vest based on the extent to which performance goals approved by the Committee are achieved and your continuous status as a service provider to the Company. Subject to the approval by the Committee, such performance goals will relate to achievement of specified levels of stock prices of our Class A shares. The exact number of shares covered by the Equity Grants (and the Retention RSUs and Retention PSUs, respectively) will be determined at the time of grant, under the Committee’s approved method for converting dollar value (in this case, $5 million) into a number of Company Class A shares. If your employment is terminated by the Company without Cause or by you with Good Reason, you will be eligible for 100% vesting of the Retention RSUs as provided below under Enhanced Severance. If your employment is terminated by the Company without Cause or by you with Good Reason within 3 months prior to a Change in Control (as defined in the Severance Plan), any then-unearned Retention PSUs will remain outstanding and eligible to vest based on the per share consideration received by the Company’s stockholders in the Change in Control. The Equity Grants will be subject to the terms of the Equity Plan and the applicable award agreements that you will receive.

Enhanced Severance
Your severance benefit under the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”) for a termination of your employment by the Company without Cause or with Good Reason (both as defined in the Severance Plan) will be increased to 100% of base salary, 100% of target bonus, and 100% vesting of the unvested portion of the Retention RSUs, subject to the following. The increased severance benefit in the preceding sentence applies only if, before July 1, 2024 and not in connection with a change in control (as defined in the Severance Plan), the Company terminates your employment without Cause or you resign with Good Reason. You also will receive any other benefits under the Severance Plan for which you may be eligible, for example, the COBRA-related benefit. In order to receive the Enhanced Severance described in this paragraph or any benefits under the Severance Plan, you must satisfy the terms and conditions of the Severance Plan, including signing and not revoking a release of claims in favor of the Company. By signing and returning this letter, you acknowledge and agree that you have read and understand the terms of the Severance Plan, including that future reductions in your title or duties not in connection with a change in control may not qualify as a basis for Good Reason, depending on the nature of the reductions. For example, your being assigned to an executive position other than President likely would not qualify as a basis for Good Reason. After June 30, 2024, your severance benefit under the Severance Plan will return to the level in effect immediately before the Enhanced Severance became effective.
Additional Details
All amounts payable under this letter (including the Retention Bonus, Equity Grants and Enhanced Severance) will be reduced for applicable tax and other withholdings and will be subject to the terms and conditions of Appendix A to this letter. This letter does not change the at-will nature of your employment.
This letter may be amended only by a written agreement between you and a representative the Company authorized by the Board or Committee. This letter supersedes any other oral or written agreement with respect to this subject matter. This letter will be governed by the internal substantive laws, but not the choice of law rules, of the State of California. The invalidity or unenforceability of any provision of this letter will not affect the validity or enforceability of any other provision of this letter, which will remain in full force and effect.
To accept this letter, please sign this letter and return it to me by April 28, 2023. We thank you for your valuable contributions and look forward to your continued efforts toward an even more successful future for the Company.
Kristin, I’m thrilled you’ll be helping lead our effort to create strong, profitable rider- and driver-focused business. Can’t wait to see what do together.
Sincerely,
/s/ John David Risher
David Risher
Chief Executive Officer

Accepted and Agreed:	/s/ Kristin Sverchek	Date: April 26, 2023
Kristin Sverchek

APPENDIX A
Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of any payments or benefits provided under the Retention Letter. You agree and understand that you are responsible for payment of any local, state, federal and/or other taxes on the payments and benefits provided under the “Retention Letter” (that is, the letter to which this Appendix A is attached) or otherwise and any penalties or assessments related to such taxes.
a.The Company intends that all payments and benefits it provides to you under the Retention Letter or otherwise are exempt from, or comply with, the requirements of U.S. Internal Revenue Code Section 409A and the Treasury Regulations and formal guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A. Any ambiguities and ambiguous terms in the Retention Letter (and for clarity, of which this Appendix A forms a part) will be interpreted in accordance with this intent. No severance payments or separation benefits to be provided to you, if any, under the Retention Letter or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. To the extent required to be exempt from or comply with Section 409A, references to the termination of your employment or similar phrases used in the Retention Letter will mean your “separation from service” within the meaning of Section 409A.
b.Any payments or benefits paid or provided under the Retention Letter that satisfy the requirements of the “short-term deferral” rule under Treasury Regulation Section 1.409A-1(b)(4), or that qualify as payments made as a result of an involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii) that is within the limit set forth thereunder, will not constitute Deferred Payments. Each payment, installment, and benefit payable under the Retention Letter is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). In no event will you have any discretion to choose your taxable year in which any payments or benefits are provided under the Retention Letter. The Company and you agree to work together in good faith to consider amendments to the Retention Letter (including this Appendix A) and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to you under Section 409A. In no event will the Company have any responsibility, liability or obligation to reimburse or indemnify you or hold you harmless for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.